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                                                                    Exhibit 10.1

                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT is signed September 6, 2006 to be effective as of September 13, 2006, or earlier after the signature date hereof as permitted by Executive's current employer (the "Effective Date"), between A. C. Moore Arts & Crafts, Inc., a Pennsylvania corporation (the "Company"), and Marc D. Katz ("Executive"). This Agreement replaces and supersedes any and all prior discussions, offers, communications or agreements of any sort whatsoever, existing between the Company and Executive, of whatsoever nature.

     NOW THEREFORE,

     In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1.   Employment.

          (a) The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the effective date and ending as provided in paragraph 4 hereof (the "Employment Term").

          (b) The Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined in Appendix I to this Agreement) of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive's full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives if a Change of Control occurs, paragraphs 1 through 4 of this Agreement (except paragraphs 3(b) through (h) which shall continue) shall be superseded by Appendix I.

     2.   Position and Duties.

          (a) During the Employment Term, Executive shall serve as Chief Financial Officer and Executive Vice President of the Company. Executive shall report directly to the Chief Executive Officer of the Company and shall have such duties and responsibilities as is customary for a Chief Financial Officer for companies of like size and type and shall be responsible for the oversight of all of the Company's information technology.

          (b) Executive shall devote Executive's best efforts and Executive's full business time and attention (except for permitted vacation periods and reasonable periods of

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illness or other incapacity) to the business and affairs of the Company and its
Subsidiaries (as defined below); provided that Executive shall, with the prior written approval of the Board, be allowed to serve as (i) a director or officer of any non-profit organization including trade, civic, educational or charitable organizations, or (ii) a director of any corporation which is not competing with the Company or any of its Subsidiaries so long as such duties do not materially interfere with the performance of Executive's duties or responsibilities under this Agreement. Executive shall perform Executive's duties and responsibilities under this Agreement to the best of Executive's abilities in a diligent, trustworthy, businesslike and efficient manner.

          (c) Executive shall be based at or in the vicinity of the Company's headquarters in Berlin, New Jersey, but may be required to travel as necessary to perform Executive's duties and responsibilities under this Agreement.

          (d) For purposes of this Agreement, "Subsidiaries" shall mean any entity of which the securities having a majority of the voting power in electing directors or managers are, at the time of determination, owned by the Company, directly or through one or more Subsidiaries.

     3.   Base Salary, Bonus, Options, Equity Compensation and Benefits.

          Subject to the provisions of paragraph 4, which shall control, Executive shall be entitled to the following compensation and benefits during the Employment Term:

          (a) Initially, Executive's base salary shall be $275,000 per year (the "Base Salary"), which salary shall be payable in regular monthly installments in accordance with the Company's general payroll practices. Executive's Base Salary shall be reviewed at least annually by the Compensation Committee of the Board and shall be subject to increase, as it shall determine based on among other things, market practice and performance.

          (b) (i) On Effective Date, Executive shall receive a cash sign-on lump sum retention bonus of $90,000 (the "2006 Retention Bonus"). Each month (or any portion of such month) that Executive remains employed by Company, Executive will earn one-twenty fourth of the 2006 Retention Bonus. If Executive's employment is terminated by the Company for Cause (as defined below) or by Executive without Good Reason (as defined below), Executive shall repay the unearned portion of the Retention Bonus to Company. In the event that Executive's employment is terminated by the Company without Cause or by the Executive with Good Reason, Executive shall be deemed to have earned One Hundred Percent (100%) of the 2006 Retention Bonus as of the effective date of the termination of his employment, and Executive shall not be required to repay any portion of the 2006 Retention Bonus.

               (ii) In 2007 and no later than March 31, 2007, Executive shall receive a guaranteed cash lump sum retention bonus of $30,000 (the "2007 Retention Bonus"). Each month (or any portion of such month) after receipt of the 2007 Retention Bonus that Executive remains employed by Company, Executive will earn one-eighteenth of the 2007 Retention Bonus. If Executive's employment is terminated by the Company for Cause (as defined below) or by Executive without Good Reason (as defined below), Executive shall repay the unearned portion of the Retention Bonus to Company. In the event that Executive's employment is


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terminated by the Company without Cause or by the Executive with Good Reason after the payment of the 2007 Retention Bonus, Executive shall be deemed to have earned One Hundred Percent (100%) of the 2007 Retention Bonus as of the effective date of the termination of his employment, and Executive shall not be required to repay any portion of the 2007 Retention Bonus.

          (c) During each calendar year of the Company in which Executive continues to be employed by the Company pursuant to this Agreement, Executive shall be entitled to participate in the Company's annual bonus plan (the "Bonus Plan") as administered and determined by the Compensation Committee of the Board of Directors, which the Company expects will provide for the possibility of Executive to earn a maximum of 100% of annual base salary in short and long-term annual bonus upon the achievement of certain Company targets. If the Board or the Compensation Committee modifies such Bonus Plan during the Employment Term or any extension term, Executive shall continue to participate at a level no lower than the highest level established for any executive vice president of the Company.

          (d) Executive shall be entitled to paid vacation in accordance with the Company's general payroll practices for officers of the Company.

          (e) The Company shall reimburse Executive for all reasonable expenses incurred by Executive in the course of performing Executive's duties under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses.

          (f) Executive will be entitled to all benefits as are, from time to time, maintained for officers of the Company, including without limitation: medical and other insurance plans (collectively, "Insurance Benefits"), and retirement benefits.

          (g) Pursuant and subject to the terms and conditions of the Company's 2002 Stock Option Plan or any successor plan:

               (1) On September 13, 2006, Executive shall be granted a non-qualified option (the "Initial Option") to purchase 50,000 shares of common stock of the Company (the "Shares"). One third of the Shares shall become exercisable on each of the first, second and third anniversaries of the date of grant.

               (2) For each calendar year that Executive continues to be employed by Company, on the day of each such calendar year that the Board otherwise grants options to management of the Company, Executive shall be granted a non-qualified option to purchase shares of common stock of the Company (each an "Annual Option"). The number of shares of the Company's common stock subject to each Annual Option shall be a number not lower than the highest number established for any executive vice president of the Company.

The grant of the Initial Option and each Annual Option shall be evidenced by and subject to the terms of a Stock Option Agreement pursuant to the Company's 2002 Stock Option Plan.


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               (3) In the event that the Company adopts a new equity
compensation plan or program, Executive shall be entitled to receive grants of stock options, restricted stock or other equity related awards pursuant to such new plan or program, subject to the terms and conditions thereof, at amounts no lower than the highest amount established for any executive vice president of the Company.

          (h) Company shall pay, for up to ten months from September 13, 2006, Executive's current monthly car lease payment of approximately $1,100 per month. Executive understands that after conclusion of his current car lease obligation, Company will not reimburse him for a company car except for customary expenses for mileage as available for all other executives under the Company's business travel reimbursement policy.

     4.   Term.

          (a) The Employment Term shall end on the twenty - fourth (24th) month anniversary of the effective date of this Agreement; provided that (i) the Employment Term shall be extended for successive periods of one (1) year each (each of which is referred to as an "extension term" of the Employment Term) in the event that written notice of termination hereof is not given by one party hereof to the other at least sixty (60) days prior to the end of the Employment Term or the then applicable extension term, as the case may be; provided further that, and notwithstanding anything to the contrary in this Agreement, (ii) the Employment Term or the then applicable extension term shall terminate prior to such date (A) upon Executive's death or permanent disability or incapacity (as determined by the Board in its good faith judgment), (B) upon the mutual agreement of the Company and Executive, (C) by the Company's termination of this Agreement for Cause (as defined below) or without Cause or (D) by Executive's termination of this Agreement for Good Reason (as defined below) or without Good Reason.

          (b) If the Employment Term or any extension term is terminated (including without limitation through a termination of any extension pursuant to the 60 day notice under paragraph 4(a)) by the Company without Cause or is terminated by the Executive for Good Reason, Executive (and Executive's family with respect to clause (iii) of this paragraph 4(b)) shall be entitled to receive (i) Executive's Base Salary through the twelfth month anniversary of such termination and Executive's Pro Rata Bonus (as defined in paragraph (h) below), if and only if Executive has not breached the provisions of paragraphs 5, 6 and 7 hereof, (ii) vested and earned (in accordance with the Company's applicable plan or program) but unpaid amounts under incentive plans and other employer programs (other than deferred compensation plans the payments under which shall be determined in the plan of reference) of the Company in which Executive is then participating (other than the Pro Rata Bonus), and (iii) Insurance Benefits through the twelfth month anniversary of such termination pursuant to the Company's insurance programs as in effect from time to time, to the extent Executive participated immediately prior to the date of such termination; provided that any such continuation of health insurance benefits will run concurrently with and satisfy the continuation coverage requirements of the Consolidated Omnibus Reconciliation Act of 1985 ("COBRA"). The amounts payable pursuant to paragraph 4(b)(i) and (ii) shall be payable in equal installments on the first day of each month during the said twelve month period. No payment of any sum nor the receipt of any benefit shall be due to Executive under this paragraph 4(b) unless and until Executive shall have executed and


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delivered to the Company a release of any and all claims against the Company and its Subsidiaries (and their respective present and former officers, directors, employees and agents - collectively the "Released Parties") and a covenant not to sue the Released Parties, all in form and substance as provided by counsel to the Company (the "Release") and any waiting period or revocation period provided by law for the effectiveness of such Release shall have expired without Executive's having revoked such Release. In the event Executive shall decline or fail for any reason to execute and deliver such Release, the Executive shall be entitled to receive only those amounts provided pursuant to paragraph 4(c) provided for an Executive whose employment is terminated by the Company for Cause or by Executive without Good Reason.

          (c) If the Employment Term or any extension term is terminated by the Company for Cause or by the Executive without Good Reason, Executive shall be entitled to receive (i) Executive's Base Salary through the date of such termination and (ii) vested and earned (in accordance with the Company's applicable plan or program) but unpaid amounts under health plans of the Company which Executive participates; provided, however, that Executive shall not be entitled to payment of a Pro Rata Bonus.

          (d) If the Employment Term or any extension term is terminated upon Executive's death or permanent disability or incapacity (as determined by the Board in its good faith judgment), Executive, or Executive's estate if applicable, shall be entitled to receive the sum of (i) Executive's Base Salary through the date of such termination and Executive's Pro Rata Bonus and (ii) vested and earned (in accordance with the Company's applicable plan or program) but unpaid amounts under incentive plans, health and welfare plans, and other employer programs (other than deferred compensation as determined in such plans) of the Company which Executive participates. The amounts payable pursuant to this paragraph 4(d) shall be payable, in any manner consistent with the Company's normal payment policies.

          (e) Except as otherwise provided herein, fringe benefits and bonuses (if any) which accrue or become payable after the termination of the Employment Term or any extension term shall cease upon such termination. Notwithstanding the foregoing, however, nothing herein shall be deemed to affect Executive's entitlements and rights to any benefits in which his interests vested or to which he otherwise became entitled prior to the termination of his employment (e.g., pension, 401(K)), or his entitlement to receive health insurance continuation coverage post-termination under COBRA.

          (f) For purposes of this Agreement, "Cause" shall mean:

               (i) the failure of the Executive to perform substantially the Executive's duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Chief Executive Officer which specifically identifies the manner in which the Chief Executive Officer believes that the Executive has not substantially performed the Executive's duties; provided however, that Executive shall have one opportunity to cure the failure so identified for sixty days from the written demand, or


                                       5

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               (ii) the engaging by the Executive in illegal conduct or gross misconduct, in either case, in violation of the Company's Code of Business Ethics and Conflict of Interest Policy.

Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company or upon the instructions of the Chief Executive Officer shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a written notice of the Chief Executive Officer, a copy of which has previously been delivered to the Board of Directors, finding that, in the good faith opinion of the Chief Executive Officer, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

          (g) For purposes of this Agreement, "Good Reason" shall mean:

               (i) the assignment to the Executive of any duties inconsistent with the Executive's position, authority, duties or responsibilities as contemplated by paragraph 2 of this Agreement, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

               (ii) any failure by the Company to comply with any of the provisions of paragraph 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

               (iii) the Company's requiring the Executive to be based at any location other than as provided in paragraph 2(c) hereof; or

               (iv) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement.

          (h) For purposes of this Agreement, "Pro Rata Bonus" shall mean the pro rata portion (calculated as if the "target" amount under such plan has been reached) under any current annual bonus plan from January 1 of the year of termination through the date of termination.

     5.   Confidential Information.

          Executive acknowledges that the information, observations and data obtained by Executive while employed by the Company concerning the business or affairs of the Company or any Subsidiary ("Confidential Information") are the property of the Company or such Subsidiary. Therefore, Executive agrees that Executive shall not disclose to any unauthorized person or use for Executive's own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive's acts or omissions not within the ordinary course of business of the Company. Executive shall deliver


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to the Company at the termination of the Employment Term or any extension term, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) in any form or medium relating to the Confidential Information, Work Product (as defined below) or the business of the Company or any Subsidiary that Executive may then possess or have under Executive's control.


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     6.   Inventions and Patents.

          Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) that relate to the Company's or any of its Subsidiaries' actual or anticipated business, research and development or existing or future products or services and that are conceived, developed or made by Executive while employed by the Company ("Work Product") belong to the Company or such Subsidiary. Executive shall promptly disclose such Work Product to the Company's Chief Executive Officer or Chairman of the Board and perform all actions reasonably requested by the Chief Executive Officer or Board, as applicable (whether during or after the Employment Term or any extension term) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

     7.   Non-Compete, Non-Solicitation.

          (a) In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that in the course of Executive's employment with the Company Executive shall become familiar with the Company's trade secrets and with other Confidential Information concerning the Company and its Subsidiaries and that Executive's services shall be of special, unique and extraordinary value to the Company and its Subsidiaries. Therefore, Executive agrees that, during the Employment Term or any extension term and for a period of twelve (12) months thereafter (as applicable, the "Noncompete Period"), Executive shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Company or its Subsidiaries, as such businesses exist or are in process on the date of the termination of Executive's employment, within any geographical area in which the Company or its Subsidiaries engage or actively plan to engage in such businesses. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no direct or indirect active participation in the business of such corporation. Furthermore, the foregoing shall not prevent Executive from performing services for a competitive business if (i) such competitive business is also engaged in other lines of business, (ii) the amount of revenue of such competitive business derived from businesses competitive to the Company was less than 20% of such competitive business's consolidated revenue for its most recently completed fiscal year and (iii) Executive's services are restricted to employment in such other (non-competitive) lines of business; provided, however, that Executive shall continue to remain bound by and observe the provisions of Section 5, Section 6 and Section 7(b) of this Agreement.

          (b) During the Noncompete Period, Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof, (ii) hire an employee of the Company or any Subsidiary, or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor,


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franchisee, or business relation and the Company or any Subsidiary (including, without limitation, making any negative statements or communications about the Company or its Subsidiaries).

          (c) The provisions of this paragraph 7 will be enforced to the fullest extent permitted by the law in the state in which Executive resides or is employed at the time of the enforcement of the provision. If, at the time of enforcement of this paragraph 7, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive agrees that the restrictions contained in this paragraph 7 are reasonable.

          (d) In the event of the breach or a threatened breach by Executive of any of the provisions of this paragraph 7, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of this paragraph 7, the Noncompete Period shall be tolled until such breach or violation has been duly cured.

     8.   Executive's Representations.

          Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (ii) Except for a Senior Executive Employment Agreement between Executive and Foot Locker, Inc. dated June 2003, for which Executive has properly terminated without breach pursuant to its terms, Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that Executive has had an opportunity to consult with independent legal counsel regarding Executive's rights and obligations under this Agreement and that Executive fully understands the terms and conditions contained herein.

     9.   Survival.

          Paragraphs 5, 6 and 7 and paragraphs 9 through 16 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Term or any extension term.

     10.  Notices.


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          Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed by certified first class mail, return receipt requested, to the recipient at the address below indicated:

          Notices to Executive:

          Marc D. Katz

          at his most recent address as reflected in the employment records of the Company.

          Notices to the Company:

          130 A.C. Moore Drive
          Berlin, NJ 08009
          Attention: Chief Executive Officer

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or mailed.

     11.  Severability.

          Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

     12.  Complete Agreement.

          This Agreement and Appendix I hereto and those documents expressly referred to herein and therein, embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

     13.  No Strict Construction.

          The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

     14.  Counterparts.

          This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.


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     15.  Successors and Assigns.

          This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign Executive's rights or delegate Executive's obligations hereunder without the prior written consent of the Company.

     16.  Choice of Law.

          All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and Appendix I hereto shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New Jersey or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New Jersey.

     17.  Amendment and Waiver.

          The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

     18.  Confidentiality of this Agreement.

          The parties agree that the terms of this Agreement are confidential until this Agreement is filed by the Company with the Securities and Exchange Commission.

     19.  Arbitration Provisions.

          Except as to the right of the Company to resort to any court of competent jurisdiction to obtain injunctive relief or specific enforcement of the Executive's obligations of confidentiality, non-solicitation and non-competition under this Employment Agreement (or otherwise), any dispute or controversy between the Company and Executive arising out of or relating to Executive's employment or termination of employment, this Agreement or the breach of this Agreement, including but not limited to disputes involving discrimination arising under common law, and/or federal, state and local laws, shall be settled by arbitration administered by the American Arbitration Association ("AAA") in accordance with its National Rules for the Resolution of Employment Disputes then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any arbitration shall be held before a single arbitrator who shall be selected by the mutual agreement of the Company and Executive, unless the parties are unable to agree to an arbitrator, in which case the arbitrator will be selected under the procedures of the AAA. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. Executive agrees to abide by and accept the final decision of the arbitrator as to the ultimate resolution of any and all covered disputes and understands that arbitration replaces any right to trial by a judge or jury. However, either party may, without inconsistency with this arbitration provision, apply to any court otherwise having


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jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, or as may otherwise be required by law, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and Executive. The Company and Executive acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision. The arbitration proceeding shall be conducted in Camden County, New Jersey unless the parties mutually agree to another location. The Company shall pay the costs of any arbitrator appointed hereunder.

     20.  Withholding.

          The Company may withhold any amounts payable under this Agreement for such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

     21.  Section 409A.

          In the event that an amount becomes payable to the Executive after his termination of employment, the Company shall determine whether such payment is subject to the requirements of Section 409A (a) (2)(A)(i) and Section 409A
(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (hereinafter referred to as the "Specified Employee Rule"). The Company shall make such determination and provide written notice thereof to the Executive prior to the earlier of the date that any such amounts would be paid to the Executive without regard to Code Section 409A or within 30 days after his termination of employment. Upon the request of the Executive, the Company agrees to promptly provide to him such information that the Executive may reasonably request with regard to its determination. In the event that the Company determines that an amount payable to the Executive after his termination of employment is subject to the Specified Employee Rule, then no distribution of such amount shall be made to the Executive on account of his separation from service before the date which is six (6) months after the date of his separation from service (or if earlier, the date of death of the Executive). The aggregate amount that would have been payable to the Executive but for the restrictions imposed by Section 409A shall be paid to the Executive as soon as permitted by Section 409A.

     22.  Excise Tax on Parachute Payments

          (a) The Executive shall bear all expense of, and be solely responsible for, all federal, state, local or foreign taxes due with respect to any payment received hereunder, including, without limitation, any excise tax imposed by
Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"); provided, however, that any payment or benefit received or to be received by the Executive in connection with a Change in Control or the termination of the Executive's employment (whether payable pursuant to the terms of this Agreement ("Contract Payments") or any other plan, arrangements or agreement with the


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Company or any affiliate (collectively with the Contract Payments, the "Total
Payments") shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code but only if, by reason of such reduction, the net after-tax benefit received by the Executive shall exceed the net after-tax benefit that would be received by the Executive if no such reduction was made.

          (b) For purposes of this section, "net after-tax benefit" shall mean
(a) the total of all payments and the value of all benefits which the Executive receives or is then entitled to receive from the Company that would constitute "excess parachute payments" within the meaning of Section 280G of the Code, less
(b) the amount of all federal, state and local income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to the Executive (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (c) the amount of excise taxes imposed with respect to the payments and benefits described in (a) above by Section 4999 of the Code.

          (c) The foregoing determination shall be made by a nationally recognized accounting firm (the "Accounting Firm") selected by the Company and reasonably acceptable to the Executive (which may be, but will not be required to be, the Company's independent auditors). The Accounting Firm shall submit its determination and detailed supporting calculations to both the Executive and the Company within fifteen (15) days after receipt of a notice from either the Company or the Executive that the Executive may receive payments which may be "parachute payments." If the Accounting Firm determines that a reduction is required by this Section, the Executive, in the Executive's discretion, may determine which of the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments shall be subject to the excise tax imposed by Section 4999 of the Code, and the Company shall pay such reduced amount to the Executive; provided that, if the Executive does not make such determination within ten (10) business days after the receipt of the calculations made by the Accounting Firm, the Company shall elect which and how much of the Total Payments shall be eliminated or reduced consistent with the requirements of this Paragraph 10 and shall notify the Executive promptly of such election.

          (d) The Executive and the Company shall each provide the Accounting Firm access to and copies of any books, records, and documents in the possession of the Executive or the Company, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section. The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by this Section shall be borne by the Company.

                                      * * *

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                         A. C. MOORE ARTS & CRAFTS, INC.


                                         By: /s/ Rick A. Lepley
                                             -----------------------------------
                                             Name: Rick A. Lepley
                                             Its: Chief Executive Officer


                                         EXECUTIVE


                                         /s/ Marc D. Katz
                                         ---------------------------------------
                                         Name: Marc D. Katz


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

                                   APPENDIX I

                          CHANGE OF CONTROL PROVISIONS
                     TO EMPLOYMENT AGREEMENT OF MARC D. KATZ

     If a Change of Control (as defined in this Appendix I) of the Company occurs, paragraphs 1 through 4 of the Agreement (except paragraphs 3(b) through 3(h) which shall continue) shall be superseded by this Appendix I.

     NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

     1. Effective Date.

          For the purpose of this Appendix I, the "Effective Date" shall mean the date on which a Change of Control (as defined in Section 2 of this Appendix
I) occurs. Anything in the Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive's employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of the Agreement and this Appendix I, the "Effective Date" shall mean the date immediately prior to the date of such termination of employment.

     2. Change of Control. For the purpose of this Agreement, a "Change of Control" shall mean:

          (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (i) the then-outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2; or

          (b) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

          (c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

          (d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

     3. Employment Term. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the twelfth month anniversary of such date (the "Employment Term"). Such period may be extended in writing by the mutual agreement of the Company and Executive at any time prior to such anniversary.

     4. Terms of Employment.

          (a) Position and Duties.

               (i) During the Employment Term, (A) the Executive's position, authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned to him at any time during the 120-day period immediately preceding the Effective Date and (B) the Executive's services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than 35 miles from such location.

               (ii) During the Employment Term, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote Executive's best efforts and Executive's full business time and attention to the business and affairs of the Company and its Subsidiaries. During the Employment Term it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees,
(B) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

          (b) Compensation.

               (i) Base Salary. During the Employment Term, the Executive shall receive an annual base salary ("Annual Base Salary"), which shall be paid at a monthly rate, at least equal to twelve times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Executive by the Company and its affiliated companies in respect of the twelve-month period immediately preceding the month in which the Effective Date occurs. During the Employment Term, the Annual Base Salary shall be reviewed no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date and thereafter at least annually. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased. As used in this Appendix I, the term "affiliated companies" shall include any company controlled by, controlling or under common control with the Company.

               (ii) Annual Bonus. In addition to Annual Base Salary, the Executive shall be awarded, for each calendar year ending during the Employment Term, an annual bonus (the "Annual Bonus") in cash at least equal to the Executive's bonus under the Company's annual bonus plans or any comparable bonus under any predecessor or successor plan or plans, for the last full calendar year prior to the Effective Date (annualized in the event that the Executive was not employed by the Company for the whole of such calendar year). Each such Annual Bonus shall be paid no later than March 15th of the calendar year next following the calendar year for which the Annual Bonus is awarded.

     5. Termination of Employment.

          (a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Term. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Term (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with the Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for 90 consecutive days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative.

          (b) Cause. The Company may terminate the Executive's employment during the Employment Term for Cause. For purposes of this Agreement, "Cause" shall mean:

               (i) the failure of the Executive to perform substantially the Executive's duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Chief Executive Officer which specifically identifies the manner in which the Chief Executive Officer believes that the Executive has not substantially performed the Executive's duties; provided however, that Executive shall have one opportunity to cure the failure so identified for sixty days from the written demand, or

               (ii) the engaging by the Executive in illegal conduct or gross misconduct, in either case, in violation of the Company's Code of Ethics and Conflict of Interest Policy.

Any act, or failure to act, based upon authority given pursuant to a resolution duty adopted by the Board or upon the instructions of the Chief Executive Officer or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a written notice from the Chief Executive Officer, a copy of which notice has been previously delivered to the Board of Directors, finding that, in the good faith opinion of the Chief Executive Officer, the Executive is guilty of the conduct described in subsection 5 (b)(i) or (ii) above, and specifying the particulars thereof in detail.

          (c) Good Reason. The Executive's employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

               (i) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position, authority, duties or responsibilities as contemplated by Section 4(a) of this Appendix I, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

               (ii) any failure by the Company to comply with any of the provisions of Section 4(b) of this Appendix I, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

               (iii) the Company's requiring the Executive to be based at any office or location other than as provided in Section 4(a)(i)(B) of this Appendix I;

               (iv) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Appendix I; or

               (v) any failure by the Company to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform the Agreement (including without limitation this Appendix I) in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

          (d) Date of Termination. "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the notice of termination,
(ii) if the Executive's employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies the Executive of such termination and (iii) if the Executive's employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be.

     6. Obligations of the Company upon Termination.

          (a) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Term, the Company shall terminate the Executive's employment other than for Cause, death or Disability or the Executive shall terminate Executive's employment for Good Reason:

               (i) the Company shall pay to the Executive in a single lump sum payment in cash within 30 days after the Date of Termination the aggregate of the following amounts:

                    (A) the sum of (1) the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid, plus (2) the product of (I) the target Annual Bonus paid or payable, for the most recently completed calendar year during the Employment Term and (II) a fraction, the numerator of which is the number of days in the current calendar year through the Date of Termination, and the denominator of which is 365, plus (3) any compensation previously deferred by the Executive and not theretofore previously paid shall be paid in accordance with the terms of the plan pursuant to which deferral was made and (4) the amount equal to the Executive's Annual Base Salary through the twelfth month anniversary of the Date of Termination.

               (ii) The Company shall provide all benefits as are, from time to time, maintained for officers of the Company, including without limitation, medical and other insurance plans to the Executive through the twelfth month anniversary of the Date of the Termination of Executive's employment pursuant to or, if not pursuant to, which are substantially equal to the Company's insurance programs in effect and to the extent Executive participated immediately prior to the date of such termination, provided that if the Consolidated Omnibus Reconciliation Act of 1985 ("COBRA") applies to the provision of health insurance benefits for any part of the period of benefit continuation provided for by this paragraph, Executive will make all necessary elections and such benefits will run concurrently with and satisfy the continuation coverage requirements of this paragraph for the period to which COBRA applies.

               (iii) all options to purchase common stock in the Company to which Executive would be entitled to be granted on the last day of the calendar year if Date of Termination had not occurred in such year, shall immediately be deemed granted, vested and become exercisable on the Date of Termination and Executive shall have 18 months after the Date of Termination to exercise such options, subject to the provisions of the plan under which they were granted.

No payment of any sum nor the receipt of any benefit shall be due to Executive under this Section 6(a) unless and until Executive shall have executed and delivered to the Company a release of any and all claims against the Company and its Subsidiaries (and their respective present and former officers, directors, employees and agents - collectively the "Released Parties") and a covenant not to sue the Released Parties, all in form and substance as provided by counsel to the Company (the "Release") and any waiting period or revocation period provided by law for the effectiveness of such Release shall have expired without Executive's having revoked such Release. In the event Executive shall decline or fail for any reason to execute and deliver such Release, the Executive shall be entitled to receive only those amounts provided pursuant to Section 6(d) provided for an Executive whose employment is terminated by the Company for Cause or by Executive without Good Reason.

          (b) Death. If the Executive's employment is terminated by reason of the Executive's death during the Employment Term, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, except that Executive, or Executive's estate if applicable, shall be entitled to receive the sum of (i) Executive's Annual Base Salary through the Date of Termination, (ii) Executive's Pro Rata Bonus (as defined below) and
(iii) the timely payment or provision of any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies. The amounts set forth in Section 6(b)(i) and (ii) shall be paid to the Executive's estate, as applicable, in a lump sum in cash within 30 days of the Date of Termination. For purposes of this Appendix I, "Pro Rata Bonus" shall mean the pro rata portion (calculated as if the "target" amount under such plan has been reached) under any current annual bonus plan from the beginning of the year of termination through the date of termination.

          (c) Disability. If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Term, this Agreement shall terminate without further obligations to the Executive, except that Executive shall be entitled to receive the sum of (i) Executive's Annual Base Salary through the Disability Effective Date and (ii) Executive's Pro Rata Bonus (as defined in Section 6(b)) and (iii) the timely payment or provision of other benefits required to be paid or provided to Executive or which Executive is eligible to receive under any plan, program, practices or policies relating to disability of the Company and its affiliated Companies. The amounts set forth in Section 6(c)(i) and (ii) shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

          (d) Cause; Other than for Good Reason. If the Executive's employment shall be terminated for Cause or Executive voluntarily terminates employment without Good Reason during the Employment Term, this Agreement shall terminate without further obligations to the Executive other than for the Executive's Annual Base Salary through the Date of Termination and timely payment or provision of any other applicable benefits, in each case to the extent theretofore unpaid.

     7. Options. All options to purchase common stock in the Company held by Executive on the date of a Change in Control shall immediately be deemed vested and become exercisable on the date of the Change in Control and Executive shall have until the end of the applicable original term of each such option to exercise such options; provided, however, that in the event that Executive's employment with the Company is terminated for any reason (other than Cause) after the Change in Control, Executive shall have until the earlier of (1) the end of the applicable original term of each such option and (2) 18 months after the Date of Termination to exercise such options post-termination. In the event that Executive's employment with the Company is terminated for Cause, all options held by Executive shall terminate immediately.

     8. Nonexclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the date of termination of employment shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.